EXHIBIT 99.1

Contact	Marcel Goldstein	FINAL
	Corporate Media Relations	Moved on Business Wire
February 5, 2013
703.641.3271
mgoldstein@csc.com
Steve Virostek
Investor Relations
703.641.3000
investorrelations@csc.com

CSC REPORTS CONTINUING IMPROVEMENT IN OPERATIONS
IN THIRD QUARTER 2013
Diluted EPS from Continuing Operations of $0.77
Operating Income of $268 Million
Operating Margin of 7.1% Includes Restructuring
Free Cash Flow of $245 Million
Bookings of $3.0 Billion
FY2013 EPS from Continuing Operations Target Increased to $2.50 - $2.70

FALLS CHURCH, Va., February 5 - CSC (NYSE: CSC) today reported third quarter 2013 diluted earnings per share of $3.27 consisting of $0.77 from continuing operations and $2.50 from two businesses that were divested during the quarter. This compares with a diluted loss per share of ($8.96) in the third quarter 2012, which included a charge relating to the UK National Health Service (NHS) contract of $9.93 per share. Total revenues were $3.78 billion compared with $3.69 billion in the year ago period, an increase of 2.8% in constant currency.

Financial Highlights

•	Diluted EPS from continuing operations of $0.77 per share included a workforce restructuring charge of $26 million, or $0.13 per share.

•	Income from continuing operations before taxes of $155 million compares with a loss from continuing operations before taxes in the year ago period resulting from the $1.5 billion NHS charge.

•	Operating income of $268 million compares with an operating loss in the year ago period resulting from the NHS charge.

•	Pre-tax margin of 4.1% compares with a loss in the prior year.

•	Operating margin of 7.1% compares with a loss in the year ago period. Operating margin excluding restructuring was 7.7% for the third quarter.

•	Operating cash flow of $413 million compares with $720 million in the previous year which included a US Claims settlement of $277 million.

•	Free cash flow of $245 million for the quarter compares with $499 million in the previous year which also included the US Claims settlement.

•
The company divested its credit services business and certain businesses in Italy during the quarter. The net impact of these transactions is reflected in the $2.50 of diluted EPS from discontinued operations.

•
During the quarter, CSC returned cash to shareholders by repurchasing approximately 1.97 million shares of common stock for an aggregate price of $77 million and paying $31 million in cash dividends, or $0.20 per share.

•	Ending cash and cash equivalents were $2.20 billion.

“Our turnaround is tracking to plan. We are transitioning to our new operating model and we are aligning our assets with our strategy of leading the next generation of technology services and solutions. Our cost takeout initiatives are yielding results as demonstrated by higher profit margins in all three lines of business when compared with the prior year. As a result, we are raising our target for fiscal year 2013 EPS from continuing operations to $2.50 - $2.70,” said Mike Lawrie, President and CEO. “During the quarter, we divested certain non-core businesses and we are using the proceeds to return cash to shareholders through our share buyback program and incremental contributions to our pension plans.”

Lines of Business

Managed Services Sector (MSS) revenue of $1.62 billion decreased by 3% as reported, and 2.8% in constant currency, when compared with the third quarter of 2012. Segment operating margin increased by 120 basis points to 7.7% due to better contract performance and cost takeout partially offset by workforce restructuring charges of $8 million. MSS signed $1.4 billion of new business during the quarter.

Business Solutions & Services (BSS) revenue of $0.85 billion increased by 28.7% as reported and 29.4% in constant currency. The year-over-year increases are due to a $204 million reduction of revenue in the year ago period resulting from NHS. BSS operating margin of 4.2% expanded when compared to a loss in the prior year due to the NHS charge. Operating margin improved primarily as the result of cost takeout progress and included a restructuring charge of $8 million. New business awards for BSS were $0.9 billion.

North American Public Sector (NPS) revenue of $1.34 billion declined by 2.8% from the third quarter of 2012 primarily due to reductions in contracts from Civil agencies which were partially offset by revenue growth from Department of Defense contracts. Operating margin of 10.2% increased by 550 bps when compared with the prior year and included better cost management and the benefit of a $22 million settlement. NPS awards of $0.7 billion declined from one year ago primarily due to delays in government procurement.

Conference Call and Webcast

CSC senior management will host a conference call and Webcast at 11:00 a.m. EST today. The dial-in number for domestic callers is 800-378-6592. Callers who reside outside the United States or Canada should dial 719-325-2135. The passcode for all participants is 9100476. The Webcast audio and any presentation slides will be available at www.csc.com/investorrelations.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until February 11, 2013. The replay dial-in number is 888-203-1112 for domestic callers and 719-457-0820 for callers who reside outside of the U.S. and Canada. The replay passcode is also 9100476. A replay of this Webcast will also be available on CSC's website.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company's preliminary results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release preliminary non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin, earnings before interest and taxes (EBIT), EBIT margin, and free cash flow. Reconciliations of the preliminary non-GAAP measures to the respective and most directly comparable GAAP measures, as well as the rationale for management's use of non-GAAP measures, is included below.

About CSC

CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 93,000 employees and reported revenue of $15.5 billion for the 12 months ended December 28, 2012. For more information, visit the company's website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC's Form 10-K for the fiscal year ended March 30, 2012 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

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Business Segment Revenues, Operating Income and Operating Margins
(preliminary and unaudited)

Revenues by Segment
	Quarter Ended
(Amounts in millions)	December 28, 2012	December 30, 2011	% Change	% Change in Constant Currency
North American Public Sector	$1,340	$1,379	(2.8)%	(2.8)%
Managed Services Sector	1,620	1,670	(3.0)%	(2.8)%
Business Solutions & Services	853	663	28.7%	29.4%
Corporate & Eliminations	(32)	(25)	—	—
Total Revenues	$3,781	$3,687	2.5%	2.8%

	Nine Months Ended
(Amounts in millions)	December 28, 2012	December 30, 2011	% Change	% Change in Constant Currency
North American Public Sector	$4,083	$4,299	(5.0)%	(5.0)%
Managed Services Sector	4,838	4,908	(1.4)%	1.0%
Business Solutions & Services	2,601	2,410	7.9%	11.2%
Corporate & Eliminations	(88)	(90)	—	—
Total Revenues	$11,434	$11,527	(0.8)%	0.9%

Operating Income and Operating Margins by Segment
	Quarter Ended
	December 28, 2012		December 30, 2011
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
North American Public Sector	$137	10.2%	$65	4.7%
Managed Services Sector	125	7.7%	108	6.5%
Business Solutions & Services	36	4.2%	(1,459)	(220.1)%
Corporate & Eliminations	(30)	—	(21)	—
Total Operating Income	$268	7.1%	$(1,307)	(35.4)%

	Nine Months Ended
	December 28, 2012		December 30, 2011
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
North American Public Sector	$388	9.5%	$51	1.2%
Managed Services Sector	308	6.4%	162	3.3%
Business Solutions & Services	65	2.5%	(1,417)	(58.8)%
Corporate & Eliminations	(63)	—	(47)	—
Total Operating Income	$698	6.1%	$(1,251)	(10.9)%

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Consolidated Condensed Statements of Operations
(preliminary and unaudited)

	Quarter Ended		Nine Months Ended
(Amounts in millions, except per-share amounts)	December 28, 2012	December 30, 2011	December 28, 2012	December 30, 2011

Revenues	$3,781	$3,687	$11,434	$11,527

Costs of services (excludes depreciation and amortization, specified contract charge, settlement charge and restructuring costs ($18 and $101 for the third quarter and first nine months of fiscal 2013))	2,995	3,186	9,141	9,730
Cost of services – specified contract charge (excludes amount charged to revenue of $204 (fiscal 2012))	—	1,281	—	1,281
Cost of services – settlement charge (excludes amount charged to revenue of $42 (2012))	—	—	—	227
Selling, general and administrative (excludes restructuring costs ($8 and $10 for the third quarter and first nine months of fiscal 2013))	278	272	864	838
Depreciation and amortization	270	301	806	868
Goodwill impairment	—	60	—	2,745
Restructuring costs	26	—	111	—
Interest expense	57	42	147	129
Interest income	(4)	(8)	(14)	(32)
Other expense (income), net	4	12	(1)	1
Total costs and expenses	3,626	5,146	11,054	15,787

Income (loss) from continuing operations before taxes	155	(1,459)	380	(4,260)
Taxes on income	32	(38)	106	(78)
Income (loss) from continuing operations	123	(1,421)	274	(4,182)
Income from discontinued operations, net of taxes	390	30	419	110
Net income (loss)	513	(1,391)	693	(4,072)
Less: net income (loss) attributable to noncontrolling interest, net of tax	3	(1)	13	12
Net income (loss) attributable to CSC common shareholders	$510	$(1,390)	$680	$(4,084)

Earnings (loss) per common share:
Basic:
Continuing operations	$0.77	$(9.15)	$1.68	$(27.06)
Discontinued operations	2.52	0.19	2.70	0.71
	$3.29	$(8.96)	$4.38	$(26.35)
Diluted:
Continuing operations	$0.77	$(9.15)	$1.67	$(27.06)
Discontinued operations	2.50	0.19	2.69	0.71
	$3.27	$(8.96)	$4.36	$(26.35)

Cash dividend per common share	$0.20	$0.20	$0.60	$0.60

Weighted average common shares outstanding for:
Basic EPS	155.039	155.061	155.209	154.983
Diluted	156.084	155.061	155.848	154.983

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Selected Balance Sheet Data
(preliminary and unaudited)

	As of
(Amounts in millions)	December 28, 2012	March 30, 2012

Assets
Cash and cash equivalents	$2,198	$1,093
Receivables, net	2,939	3,257
Prepaid expenses and other current assets	481	533
Total current assets	5,618	4,883

Property and equipment, net	2,264	2,441
Software, net	628	649
Outsourcing contract costs, net	532	562
Goodwill	1,523	1,752
Other assets	695	902
Total Assets	$11,260	$11,189

Liabilities
Short-term debt and current maturities of long-term debt	$231	$1,254
Accounts payable	373	478
Accrued payroll and related costs	662	789
Accrued expenses and other current liabilities	1,275	1,339
Deferred revenue and advance contract payments	629	619
Income taxes payable and deferred income taxes	117	57
Total current liabilities	3,287	4,536

Long-term debt, net of current maturities	2,398	1,486
Income tax liabilities and deferred income taxes	360	357
Other long-term liabilities	1,898	1,976

Total Equity	3,317	2,834

Total Liabilities and Equity	$11,260	$11,189

Debt as a percentage of total capitalization	44.2%	49.2%

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Consolidated Condensed Statements of Cash Flows
(preliminary and unaudited)

	Nine Months Ended
(Amounts in millions)	December 28, 2012	December 30, 2011
Cash flows from operating activities:
Net income (loss)	$693	$(4,072)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization and other non-cash charges	842	933
Goodwill impairment	—	2,745
Specified contract charge	—	1,485
Settlement charge	—	269
Stock-based compensation	36	36
(Gain) loss on dispositions	(689)	6
Provision for losses on accounts receivable	6	6
Excess tax benefit from stock based compensation	(1)	—
Unrealized foreign currency exchange (gain) loss	(72)	5
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in assets	131	109
Increase (decrease) in liabilities	132	(842)
Net cash provided by operating activities	1,078	680

Cash flows from investing activities:
Purchases of property and equipment	(310)	(433)
Outsourcing contracts	(90)	(142)
Acquisitions, net of cash acquired	(34)	(368)
Business dispositions, net	958	—
Software purchased and developed	(121)	(172)
Other investing activities, net	71	27
Net cash provided by (used in) investing activities	474	(1,088)

Cash flows from financing activities:
Net borrowings of commercial paper	—	—
Borrowings under lines of credit	128	94
Repayment of borrowings under lines of credit	(156)	(46)
Borrowings on long-term debt, net of discount	949	—
Principal payments on long-term debt	(1,172)	(433)
Proceeds from stock options and other common stock transactions	4	15
Excess tax benefit from stock-based compensation	1	2
Repurchase of common stock and acquisition of treasury stock	(59)	—
Dividend payments	(93)	(93)
Other financing activities, net	(35)	(10)
Net cash used in financing activities	(433)	(471)
Effect of exchange rate changes on cash and cash equivalents	(14)	(60)
Net increase (decrease) in cash and cash equivalents	1,105	(939)
Cash and cash equivalents at beginning of year	1,093	1,837
Cash and cash equivalents at end of period	$2,198	$898

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Non-GAAP Financial Measures

The following tables reconcile operating income, earnings before interest and taxes (EBIT) and free cash flow to the most directly comparable financial measure calculated and presented in accordance with GAAP. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing reconciliation between operating income and income before taxes. Management uses free cash flow as one of the factors in reviewing the overall performance of the business. Management compensates for the limitations of this non-GAAP measure by also reviewing the GAAP measures of operating, investing and financing cash flows as well as debt levels measured by the debt-to-total capitalization ratio.

GAAP Reconciliations

CSC defines operating income as revenue less costs of services, depreciation and amortization expense, restructuring costs and segment general and administrative (G&A) expense, excluding corporate G&A. Operating margin is defined as operating income as a percentage of revenue. Pre-tax margin is defined as income (loss) from continuing operations before taxes as a percentage of revenue. A reconciliation of consolidated operating income to income from continuing operations before taxes is as follows:

Operating income (preliminary and unaudited)	Quarter Ended		Nine Months Ended
(Amounts in millions)	December 28, 2012	December 30, 2011	December 28, 2012	December 30, 2011

Operating income (loss)	$268	$(1,307)	$698	$(1,251)
Corporate G&A	(56)	(46)	(186)	(166)
Interest expense	(57)	(42)	(147)	(129)
Interest income	4	8	14	32
Goodwill impairment	—	(60)	—	(2,745)
Other (expense) income, net	(4)	(12)	1	(1)
Income (loss) from continuing operations before taxes	$155	$(1,459)	$380	$(4,260)

Pre-tax margin	4.1%	(39.6)%	3.3%	(37.0)%
Operating margin	7.1%	(35.4)%	6.1%	(10.9)%

CSC defines adjusted operating income as operating income plus restructuring costs. A reconciliation of adjusted operating income to operating income for the quarter ended December 28, 2012 is as follows:

Adjusted Operating Income (preliminary and unaudited)	Quarter Ended December 28, 2012
(Amounts in millions)	Operating Income	Restructuring Costs *	Adjusted Operating Income
Business Solutions & Services	$36	$8	$44
Managed Services Sector	125	8	133
North American Public Sector	137	2	139
Corporate & Eliminations	(30)	6	(24)
Total	$268	$24	$292
Operating Margin %	7.1%		7.7%
* Total restructuring expense: $26 million ($24 million in operating expense and $2 million in Corporate G&A)

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CSC defines EBIT as revenue less costs of services, selling, general and administrative expenses, depreciation and amortization, restructuring costs, goodwill impairment, and other income (expense). EBIT margin is defined as EBIT as a percentage of revenue. A reconciliation of EBIT to net income is as follows:

Earnings before interest and taxes (preliminary and unaudited)	Quarter Ended		Nine Months Ended
(Amounts in millions)	December 28, 2012	December 30, 2011	December 28, 2012	December 30, 2011

Earnings (loss) before interest and taxes	$208	$(1,425)	$513	$(4,163)
Interest expense	(57)	(42)	(147)	(129)
Interest income	4	8	14	32
Taxes on income	(32)	38	(106)	78
Net income (loss) from continuing operations	$123	$(1,421)	$274	$(4,182)

EBIT margin	5.5%	(38.6)%	4.5%	(36.1)%

CSC defines free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments (including short-term investments and purchase or sale of available for sale securities), and (3) payments on capital leases and other long-term asset financings. A reconciliation of free cash flow to net cash provided by (used in) operating activities is as follows:

Free Cash Flow (preliminary and unaudited)	Quarter Ended		Nine Months Ended
(Amounts in millions)	December 28, 2012	December 30, 2011	December 28, 2012	December 30, 2011

Free cash flow	$245	$499	$457	$(172)
Net cash used in investing activities	(840)	185	(474)	1,088
Acquisitions, net of cash acquired	—	—	(34)	(368)
Business dispositions	956	—	958	—
Short-term investments	—	—	—	3
Payment on capital leases and other long-term asset financings	52	36	171	129
Net cash provided by operating activities	$413	$720	$1,078	$680
Net cash provided by (used in) investing activities	$840	$(185)	$474	$(1,088)
Net cash used in financing activities	$(902)	$(590)	$(433)	$(471)